Sophie Riendeau Phone : (514) 380-3752 Email : sophie.riendeau@quebecor.com

August 17, 2016

BY EDGAR

Mr. Larry Spirgel,

Assistant Director,

AD Office 11 – Telecommunications,

Division of Corporation Finance,

U.S. Securities and Exchange Commission,

Mail Stop 3720,

100 F Street, N.E.,

Washington, DC 20549-3628

RE:	Quebecor Media Inc. (the “Company”) — Form 20-F for the fiscal year ended December 31, 2015, as filed on March 18, 2016 (File No. 333-13792)

Dear Mr. Spirgel:

We acknowledge receipt of your letter dated July 28, 2016 relating to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, as filed on March 18, 2016 (File No. 333-13792).

Considering that key persons are presently on holiday, we hereby request an extension of the delay granted for providing the requested information until September 15, 2016.

Very truly yours,

QUEBECOR MEDIA INC.

By: /S/ Sophie Riendeau

Name:	Sophie Riendeau
Title:	Senior Legal Counsel, Compliance
Legal Affairs and Corporate Secretariat

Quebecor Media

612 St. Jacques Street

Montreal (Quebec)

H3C 4M8

Canada